Exhibit 99

USA Biomass Acquires American Waste Transport for $5,000,000 in Cash and Stock
Combined  Company  Revenues  to  Exceed   $25,000,000  in  2000  with  Long-Term
Contractual Backlog Exceeding $350,000,000

BELL GARDENS,  Calif., March 14 /PRNewswire/ -- USA Biomass Corporation (Nasdaq:
USBC - news) today announced that it has acquired 100% of the common stock of closely-held, San Diego County-based American Waste Transport, Inc. ("AWT"). The acquisition, which was paid for in cash and stock, is valued at approximately $5,000,000, based on the current market price of USA Biomass common stock. A transition team has been established to integrate the companies' operations: the integration is scheduled to be complete within the next 30-60 days.

The combined company, which will continue to be known as USA Biomass Corporation, expects its revenues for the year ending December 31, 2000 to exceed $25,000,000 and has a long-term contractual backlog exceeding $350,000,000, with terms generally exceeding ten years or longer. The company's principal accounts include Waste Management, Allied Waste and Republic Services.

AWT maintains extensive operations in San Diego County with additional operations in the Los Angeles/Orange County markets where USA Biomass has a major presence. Consolidation of various operations and facilities in the Los Angeles/Orange County markets will result in immediate and significant cost savings. Moreover, the operational efficiencies resulting from this consolidation will result in an even higher level of service to USA Biomass' customer base.

As a result of this acquisition, USA Biomass will have expanded recycling capabilities, with green waste processing facilities in Los Angeles, San Diego and San Bernadino Counties. Green waste, which consists principally of waste wood, tree trimmings and yard waste, is recycled for commercial end uses such as compost, fertilizer, fiber board and boiler fuel for the generation of electricity. Green waste recycling is expected to enjoy extraordinary growth, as California begins to comply with its current recycling law, mandating diversion of 50% of all waste from landfills.

USA Biomass intends to leverage its position as the leading waste transport and recycling company in the Southern California market to expand to other markets. The company is currently negotiating with a number of additional acquisition targets, primarily related to green waste processing, composting and organic fertilizer production.

"USA Biomass is moving rapidly to consolidate its position as a leader in green waste recycling," commented Fred Behrens, Chairman & CEO. "With the American
Waste Transport acquisition now behind us, we have targeted a number of acquisition candidates in the green waste recycling and waste transport markets, ranging from undercapitalized private companies to large companies which would result in an enterprise that is many times our present size."

 About USA Biomass:

USA Biomass has extensive green waste recycling and solid waste transport operations, primarily in the Los Angeles, Orange County, Riverside and San Bernadino markets. USA Biomass common stock trades on the Nasdaq SmallCap Market under the symbol USBC. Web site: http://www.usabiomass.com

For further information,  contact: Fred H. Behrens,  Chairman & CEO: USA Biomass
Corporation: 562-928-9900.

Investor Relations: Philippe Niemetz or Walter DeCanio, 800-477-7570, or 212-344-6464 Email: wphconsultants@msn.com

This press release contains forward-looking statements pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. With the exception of historical information, the matters discussed in this press release are "forward-looking statements" that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements due to factors including, but not limited to: risks associated with the ability to profitably perform on the contract; managing the Company's growth; the continuation in the growth of the Company's biomass business, the continuation in general economic conditions; various conditions specific to the green waste processing industries; and factors discussed in the Company's annual report on Form 10-KSB for the fiscal year ended August 31, 1998 and transition report on Form 1O-QSB for December 31, 1998, and quarterly report on Form 10-QSB for September 30, 1999.

SOURCE: USA Biomass Corporation

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